Exhibit 10.5

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into effective as of August 2, 2007, by and between Jump Communications, Inc., a Nevada corporation (“Licensor”), and NuTech Acquisition Corp., a Nevada corporation (“Licensee”), as follows:

RECITALS

WHEREAS, Licensor is the exclusive licensee in and for the territory of the United States of certain proprietary audio-video compression technology that permits end-users to conduct real-time televideo and data communication over a wide area network ("WAN") and local area network (“LAN”)  ("Licensor Technology"), and a proprietary management and control software system ("Licensor Software") used in connection with the deployment of the LAN and WAN Network Switching Center which enables local call aggregation and on-demand switched connectivity of end-users. Licensor is also the manufacturer of hardware products that embody the Licensor Technology and Licensor Software (“Licensor Products”).   Licensor Technology, Licensor Products and Licensor Software are hereinafter sometimes collectively referred to as the “Licensor System”; and

WHEREAS, simultaneously with the effective date of this Agreement, Licensee is acquiring telephone switching hardware and software assets to enable the operation and management of a telecommunications and technology Licensor pursuant to an Asset Purchase Agreement of even date herewith between Licensor and Licensee (the “Asset Purchase Agreement”) and the license granted hereunder together with the other assets being acquired by Licensee will enable Licensee to exploit the Licensor System in the markets and territory as defined below; and

WHEREAS, Licensor desires to grant an exclusive license to Licensee to exploit, sell, distribute and otherwise deal in the Licensor System in Licensee’s defined market and territory, and Licensee desires to be the licensee of Licensor, and Licensor and Licensee desire to execute this Agreement to establish the terms and conditions that will apply to such licenses and to provide for other related matters.

NOW, THEREFORE, IN CONSIDERATION of the premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

CONDITION OF PRECEDENT

This Agreement is wholly contingent upon, and shall only become effective upon the Closing as that term is defined in the Asset Purchase Agreement.

ARTICLE II

DEFINITIONS

The capitalized terms used in this Agreement shall have the meanings ascribed to them as set forth herein or on Schedule A attached hereto.

ARTICLE III

GRANTS OF LICENSES

As and on condition of the Closing, Licensor grants a license to Licensee as set forth in and subject to this Section 3, as further defined below.

3.1.          License.Licensor hereby grants to Licensee an exclusive and non-terminable license to the Licensor System in the Territory and in the Market, each as defined herein below in sub-paragraph 3.2 (the “License”).

3.2.          Territory and Market.The License shall apply to the territory of the United States of America (the “Territory”) and to the following markets in the Territory (the “Markets”):

Medical Services: to include sales to hospitals, medical groups, medical insurance institutions, doctors, nurses and nurses groups, assisted care facilities or other facilities designed to offer or which offer medical services to residents.

Adult entertainment: to include video entertainment intended for dissemination to adults.

Job Search and Employment Services: to include video and data communications, either one way or two way, between job seekers and potential employers, and between or among job seekers, potential employers and companies or other entities specializing in employment services..

3.3.
Termination: The License granted hereunder shall be terminable after Closing in accordance with paragraph 9.1.d of the Asset Purchase Agreement, a copy of which is appended hereto as Exhibit B and made part hereof.

3.4.          Ownership.

(a)
All rights, title and interests in and relating to the Licensor System, including, without limitation, all patents, trademarks, copyrights, trade secrets and any and all other intellectual property rights therein, and to Licensor’s business and operations are and shall remain the sole and exclusive property of Licensor, and, other than the license rights expressly granted herein, Licensee does not have any right, title, interest or claim therein whatsoever. Licensor reserves and retains all right, title and interest (including without limitation patents and copyrights) in the Licensor Technology and the Licensor System and all customizations, additions, modifications, changes, enhancements, improvements and derivative works thereof made by Licensor or on behalf of Licensor, and all rights therein and copies thereof.

(b)
Any and all intellectual property (collectively "Materials") developed by Licensee or caused by Licensee to be developed in connection with the Licensor System hereunder shall be the sole and exclusive property of Licensor.  For good and valuable consideration, Licensee hereby grants and assigns to Licensor all rights, title and interest in and to all of said Materials, including without limitation any and all copyrights and other intellectual property rights therein, in any and all media now known or hereafter devised throughout the universe in perpetuity. For good and valuable consideration, Licensor hereby grants to Licensee a perpetual, fully-paid license to use said Materials solely in connection with the License granted hereunder. Licensee will make available or cause to be made available to Licensor, upon Licensor’s request, any and all original copies, source code or human readable copies and versions of said Materials.  Such license shall be transferable by Licensee only to a Designee hereunder and on condition that said Designee does not utilize the Materials in connection with anything other than in connection with the License granted hereunder.

(c)
Royalties: Licensee shall pay Licensor a royalty in the amount of five ($5.00) dollars (U.S.) per unit manufactured embodying the Licensed technology (the Manufacturing Royalty Amount). The Manufacturing Royalty Amount shall be paid quarterly within thirty days following the end of each calendar quarter

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

4.1.          Licensor.There are NO WARRANTIES made by Licensor in connection with the subject matter of this Agreement except as set forth specifically herein. Licensor represents and warrants to Licensee that (a) Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) this Agreement has been duly executed and delivered by Licensor and constitutes and will constitute a valid and binding obligation of Licensor, and is and will be enforceable against Licensor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (c) the execution and delivery of this Agreement by Licensor does not, and the performance of this Agreement by Licensor will not, (1) violate the certificate of incorporation or by-laws of Licensor, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Licensor or by which it or any of its assets or properties is bound or affected, or (3) conflict with or violate the rights of any other person or entity. Licensee acknowledges that, except for the express warranties set forth in this Section 4, it has accepted the license and delivery of the Licensor Software “AS IS” and “WITH ALL FAULTS.”  With respect to the Licensor Software and all Licensor Software Updates and Support Services the warranties are as follows: (i) the Licensor Software is, and any Licensor Software Updates will be, free and clear of all Liens that might adversely affect Licensee’s deployment and use of the Licensor System as permitted under this Agreement; (ii) Licensor owns or has exclusive, fully-paid, irrevocable and perpetual license rights in and to the Licensor Software and the Licensor Software Updates; and Licensor owns or otherwise has adequate rights to grant the licenses to the Licensor Software and the Licensor Software Updates to Licensee hereunder and possesses all rights and interests in the Licensor Software and the Licensor Software Updates necessary to enter into this Agreement; and (iii) the Licensor Software and the Licensor Software Updates and all components thereof do not and will not infringe upon the intellectual property rights, including without limitation the patent, copyright, trademark or trade secret rights, of any third parties.

Licensee.There are NO WARRANTIES made by Licensee in connection with the subject matter of this Agreement except as set forth specifically herein. Licensee represents and warrants to Licensor that (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, (b) this License Agreement has been duly executed and delivered by Licensee and constitutes and will constitute a valid and binding obligation of Licensee, and is and will be enforceable against Licensee in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (c) the execution and delivery of this Agreement by Licensee does not, and the performance of this Agreement by Licensee will not, (1) violate the certificate of incorporation or by-laws of Licensee, (2) conflict with or violate any statute, rule, regulation, order, judgment or decree applicable to Licensee or by which it or any of its assets or properties is bound or affected, or (3) conflict with or violate the rights of any other person or entity.

ARTICLE V

DELETED

ARTICLE VI

AUDIT RIGHTS

DELETED

ARTICLE VII

CONDITIONS PRECEDENT TO LICENSOR’S OBLIGATIONS

7.1.          Conditions to Obligations of Licensor to Consummate the Transactions.The obligation of Licensor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Licensor:

(a)
Licensee shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement and the Asset Purchase Agreement to be performed or complied with, in all material respects, by it prior to the Closing.

(b)	Each of the documents or other items to be delivered by Licensee at the Closing pursuant to Section 3.2 of the Asset Purchase Agreement shall have been delivered.

ARTICLE VIII

SALES OF GOODS AND EQUIPMENT BY LICENSOR TO LICENSEE

Subsequent to the sale of equipment as set forth in Schedule B, all equipment manufactured by or embodying software, hardware of firmware that is sold by Licensor to Licensee in connection with the License granted hereunder shall be sold to Licensee at the Cost of Goods plus ten (10%) percent and upon such other terms and conditions as the Parties may agree.

ARTICLE IX

INDEMNIFICATION

9.1.          Indemnification Obligations.Each party, at its own expense, shall defend, hold harmless and indemnify the other party, its officers, directors, employees, agents, successors, affiliates and assigns, from and against any and all loss, damages, expenses (including reasonable attorneys’ fees) arising from the material breach of any representation or warranty made hereunder.

9.2.          Exceptions.Licensor’s obligations to indemnify as set forth in this Section IX shall not apply to any claim to the extent that it arises from (i) any modifications, changes, additions, or enhancements to the Licensor Software Updates that have not been made directly by Licensor or have not been made at its express direction or under its direct oversight, control or supervision, or (ii) any such modifications made by Licensor at the request or to the specification of Licensee, Licensee’s customers, or any of their agents.

ARTICLE X

LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE TO THE OTHER EXCEPT FOR (i) INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION  IX OF THIS AGREEMENT, (ii) THIRD-PARTY CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY OR DEATH, AND OTHER CLAIMS FOR WHICH EITHER PARTY MAY BE ENTITLED TO INDEMNIFICATION OR CONTRIBUTION FROM THE OTHER PURSUANT TO THIS AGREEMENT OR AS A MATTER OF LAW, (iii) ANY MATERIAL BREACH OF ANY WARRANTY SET FORTH IN SECTION IV OF THIS AGREEMENT AND (iv) ANY MATERIAL BREACH OF THE CONFIDENTIALITY PROVISION SET FORTH IN SECTION XI OF THIS AGREEMENT.

ARTICLE XI

CONFIDENTIALITY

The parties will each learn from the other, information, both orally and in writing, concerning the business of the other party, including, without limitation, financial, technical and marketing information, data and information related to the development of technology and services relating to each party’s business technology, which information is proprietary to the disclosing party.  The parties hereby agree, as set forth below, to protect such information, whether furnished before, on or after the date of this Agreement, as it protects its own similar confidential information, but never less than commercially reasonable efforts, and not to disclose such information to anyone except as otherwise provided for in this Agreement. Such information, in whole or in part, together with analyses, compilations, programs, reports, proposals, studies or any other documentation prepared by the other party that contains or otherwise reflects or makes reference to such information is hereinafter referred to as “Confidential Information”.  The parties hereby agree that the Confidential Information will be used solely for the purpose of this Agreement and not for any other purpose.  The parties further agree that any Confidential Information is the sole and exclusive property of the disclosing party or its licensors, and that the receiving party shall not have any right, title, or interest in or to such Confidential Information except as expressly provided in this Agreement.  The parties further agree to protect and not to disclose to anyone (except as provided in this Agreement) for any reason the Confidential Information; provided, however, that: (i) such Confidential Information may be disclosed to the receiving party’s  officers, directors, employees, agents, advisors or representatives (collectively, “Representatives”) on a “need to know” basis for the purpose of this Agreement on the condition that (a) each such Representative will be informed by the receiving party of the confidential nature of such Confidential Information and will agree to be bound by the terms of this Agreement and not to disclose the Confidential Information to any other person and (b) the receiving party agrees to accept full responsibility for any breach of this Article X by any Representatives; and (ii) Confidential Information may be disclosed upon the prior written consent of the disclosing party.  The parties hereby agree, upon the request of the disclosing party, to deliver promptly to the disclosing party at the receiving party’s cost the Confidential Information, without retaining any copies thereof, excluding such portions of the Confidential Information incorporated within the Licensor Software and Licensor Software Updates licensed hereunder.  Specifically and without limitation, Licensee agrees to (i) reproduce (and refrain from removing or destroying) copyright and proprietary rights notices which are placed on the Licensor Licensed Technology, (ii) erase or otherwise destroy, prior to disposing of media all portions of Licensor System intellectual property and/logos contained on such media and (iii) notify Licensor in writing upon any officer or director learning of any unauthorized disclosure or use of the Licensor System or any component thereof, and reasonably cooperate with Licensor to cure any unauthorized disclosure or use thereof. Licensor agrees that Licensee’s use and distribution of the Licensor system pursuant to and in accordance with the terms of this Agreement shall not be a violation of Article X.

The term “Confidential Information” shall not include any information: (i) which at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of a disclosure directly or indirectly by the receiving party); (ii) is independently developed by the receiving party, without reference to or use of, the Confidential Information; (iii) was known by the receiving party as of the time of disclosure without a breach of confidentiality; (iv) is lawfully learned from a third party not under obligation to the disclosing party; or (v) is required to be disclosed pursuant to a subpoena, court order or other legal process, whereupon the receiving party shall provide prompt written notice to the disclosing party prior to such disclosure and provide reasonable assistance to the disclosing party in attempting to protect the confidentiality of the Confidential Information in the proceeding.

ARTICLE XII

MISCELLANEOUS

12.1.        Rules of Construction.All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

12.2.        Disclosures and Announcements.Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Licensor or Licensee shall be subject to the approval of the other in all essential respects.hat Licensee may be required to make pursuant to any rule or regulation of the SEC or otherwise required by law.

12.3.         Assignment; Parties in Interest.

(a)	Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

(b)
Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.  Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

12.4.         Law Governing Agreement.This Agreement shall be construed and interpreted according to the internal laws of the State of Nevada, without regard to principles of conflict of laws.  The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts located in the Southern District of the State of California.  Each party hereby submits to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum.  Process and pleadings mailed to a party at the address provided in the Notice section herein shall be deemed properly served and accepted for all purposes.  The parties hereto waive the right to trial by jury in any proceeding hereunder.

12.5.        Amendment and Modification.The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

12.6.        Force Majeure.Except as expressly provided to the contrary in this Agreement, neither party shall be liable to the other for any delay or failure to perform due to causes beyond its reasonable control.  Performance times shall be considered extended for a period of time equivalent to the time lost because of any such delay.

12.7.        Non-revocation.The licenses, immunities, authorities and agreements set forth in Section 4 hereof, once effective, are not terminable, cancelable or revocable, except pursuant to Section 4.7 hereof regarding reversion of rights as described therein.

12.8.        Notice.All notices, requests, demands and other communications hereunder shall be given in writing and shall be:  (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service.  The respective addresses to be used for all such notices, demands or requests are as follows:

        (a)If to Licensee, to:

        NuTech Acquisition Corp.
        10390 Wilshire Boulevard
        Los Angeles, CA 90024
        Attention: Lee Kasper, President
        Facsimile: 310 777 0015

        or to such other person or address as Licensee shall furnish to Licensor in writing.

        (b) If to Licensor, to:

        Jump Communications, Inc.
        10390 Wilshire Boulevard
        Penthouse 20
        Los Angeles, California 90024
        Attention: A. Fred Greenberg
        Facsimile: (310) 777-0015

        With a required copy to:

        Fredric H. Aaron, Attorney at Law, PC
        14 Vanderventer Avenue, Suite 212
        Port Washington, NY 11050
        Attention: Fredric H. Aaron, Esq.
        Facsimile: (516) 802-3807

        or to such other person or address as Licensor shall furnish to Licensee in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

12.9.        Expenses.Regardless of whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear their own respective expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

12.10.      Entire Agreement; Enforceability.This Agreement, together with the Asset Purchase Agreement, and including all the Exhibits and Schedules hereto and thereto, ancillary agreements and any other instruments to be executed and delivered by the parties hereto (the “Transaction Documents”):  (i) constitutes the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof, and (ii) shall be binding upon, and is solely for the benefit of, each party hereto and nothing in this Agreement is intended to confer upon any third party any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

12.11.      Severability.Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

12.12.      No Waiver.No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof.  A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

12.13.      Further Assurances and Documents.Licensor and Licensee shall take all actions and do all things, including without limitation the execution and delivery of instruments and documents, necessary to effectuate the purposes and intent of this Agreement.

12.14.      Assignment.This Agreement shall be binding upon the parties and their respective successors, representatives and permitted assigns and their Affiliates, respectively.  Neither party may assign this Agreement without the prior written consent of the other party, except that either party hereto may assign its rights hereunder to an Affiliate of such party and either party may, without the consent of the other party, assign and delegate this Agreement and its rights and obligations hereunder in connection with a merger, consolidation or sale of substantially all of its assets (which sale shall include the assignment and assumption of all rights and obligations under this Agreement); provided, however, that the assigning or transferring party shall not be relieved of his, her or it's obligations hereunder unless such assignee or transferee shall assume all obligations of the assigning or transferring party in writing.

12.15.      Survival.Section XI shall survive the termination of this Agreement.

12.16.      Counterparts.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart.  Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by a party.

12.17.      Headings.The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Section, subsection, preamble, recital and party references are to this Agreement unless otherwise stated.  No party or its counsel shall be deemed the drafter of this Agreement for purposes of construing its provisions, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.  The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contractual provision in question.

[Signature Page to License Agreement Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“Licensee”	NuTech Acquisition Corp., a Nevada corporation

/S/ Lee H. Kasper By: Lee Kasper Title: President

“Licensor”	Jump Communications, Inc., a Nevada corporation

/S/ A. Frederick Greenberg By: A. Fred Greenberg Title: President

SCHEDULE A

DEFINITIONS:

Affiliate:  any wholly-owned subsidiary of a party hereto, or any entity in which a party hereto has a controlling interest, or any other entity controlled by, controlling or under common control with a party.

ATM Switch:  the Newbridge 36170 MainStreetXpress ATM switch and related Newbridge software, and any updates, modifications or replacements thereof, or any hardware/software ATM switch platform that is functionally equivalent thereto, if approved by Licensor.

Designee:  any designee of Licensee hereunder approved by Licensor in writing.

Licensor Names and Marks: " Licensor Corp.," " Licensor," "Licensor System," "Licensor Codec," “Licensor VBX”

Licensor Software: a proprietary management and control software system used in connection with the deployment and operation of the Licensor System.

Licensor Software Updates: such updates to the Licensor Software, if any, that Licensor may create from time to time. Any Licensor Software Updates provided shall become a part of the Licensor Software upon provision of such to Licensee hereunder.

Licensor Technology:  Licensor is the exclusive licensee of a proprietary audio-video compression technology that permits end-users to conduct real-time televideo communication over broadband wide area network ("WAN") telecom systems. The Licensor Technology is referred to herein to provide background information and is not included within the subject matter licensed under this Agreement

Licensor System:  a term referring collectively to the Licensor LAN and WAN components and the Licensor Software, and any and all related proprietary Licensor WAN hardware and software components that operate to deliver switched broadband data services to end-users.

Licensor LAN and WAN:  substantially comprised of an ATM Switch and any related routers, connectivity equipment, and other hardware and software manufactured by third party vendors, located within a carrier class collocation facility, which provides the facility for local aggregation and switched WAN connectivity of end-users which may or may not be interconnected and interoperable with a LAN providing bandwidth within a campus, building or other integrated facility.

SCHEDULE B

Asset Purchase Agreement

[To be attached]